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                                                                    EXHIBIT 3.02

                            CERTIFICATE OF AMENDMENT
                                       OF
             FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             EROOM TECHNOLOGY, INC.

     eRoom Technology, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify pursuant to Section 242 of the General Corporation Law:

     FIRST: That the Board of Directors of the Company, by unanimous written consent dated July 14, 2000, in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted a resolution proposing and declaring advisable the following amendments to the Fifth Amended and Restated Certificate of Incorporation of the Company:

     RESOLVED: That, subject to the approval of the stockholders of the Corporation, the first paragraph of Article Fourth of the Fifth Amended and Restated Certificate of Incorporation (the "CHARTER") of the Corporation be amended by deleting such paragraph in its entirety and replacing it with the following:

               "FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares of Common Stock, $0.01 par value per share ("Common Stock") twelve million nine hundred twelve thousand five hundred fifty-four (12,912,554) shares of Preferred Stock (the "Preferred Stock"), $0.01 par value per share, of which (i) three million five hundred sixty-five thousand (3,565,000) shares shall be designated Series A Convertible Preferred Stock ("Series A Preferred Stock"), (ii) two million eight hundred and fifty-one thousand sixty-five (2,851,065) shares shall be designated Series B Convertible Preferred Stock ("Series B Preferred Stock"), (iii) one million two hundred and fifty thousand (1,250,000) shares shall be designated Series B-1 Convertible Preferred Stock ("Series B-1 Preferred Stock"), (iv) three million two hundred thirty six thousand nine hundred eighteen (3,236,918) shares shall be designated Series C Convertible Preferred Stock ("Series C Preferred Stock") and (v) two million nine thousand five hundred seventy one (2,009,571) shares shall be designated Series D Convertible Preferred Stock (the "Series D Preferred Stock")."

               That, subject to the approval of the stockholders of the Corporation, Section B.6(a) of Article Fourth of the Charter of the Corporation be





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               amended by deleting such Section in its entirety and replacing it with the following:

               "6. MANDATORY REDEMPTION (a) At the request of the holders of 55% of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-if-converted basis, the Corporation will, subject to the conditions set forth in Subsection 6(b) below, on September 13, 2004 and on each of the first and second anniversaries thereof (each such date being referred to hereinafter as a "Mandatory Redemption Date"), redeem from each holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the "Mandatory Redemption Preferred Stock"), at a price equal to (i) $1.00 per share, plus any dividends declared but unpaid thereon, with respect to the Series A Stockholders, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the "Series A Mandatory Redemption Price"), (ii) $2.35 per share, plus any dividends declared but unpaid thereon, with respect to the Series B Stockholders, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the "Series B Mandatory Redemption Price"), (iii) $2.80 per share, plus any dividends declared but unpaid thereon, with respect to the Series B-1 Stockholders, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the "Series B-1 Mandatory Redemption Price"), (iv) $4.80 per share, plus any dividends declared but unpaid thereon, with respect to the Series C Stockholders, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the "Series C Mandatory Redemption Price"), or (v) $10.45 per share, plus any dividends declared but unpaid thereon, with respect to the Series D Stockholders, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the "Series D Mandatory Redemption Price"), the following respective portions of the number of shares of Mandatory Redemption Preferred Stock held by such holder on the applicable Mandatory Redemption Date:


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                                             Portion of Then-Outstanding
                                             Shares of Mandatory Redemption
               REDEMPTION DATE               PREFERRED STOCK TO BE REDEEMED

               September 13, 2004            33.33%
               September 13, 2005            66.67%
               September 13, 2006            All outstanding shares of
                                             Mandatory Redemption
                                             Preferred Stock"

     SECOND: That the aforesaid amendments were duly adopted by written consent of a majority of the stockholders of the Company in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.



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     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed and attested by Jeffrey R. Beir, its President and Chief Executive Officer, and attested to by Robert L. Lentz, its Senior Vice President of
Finance and Chief Financial Officer, this 14th day of July, 2000.


                                      EROOM TECHNOLOGY, Inc.



                                      By: /s/Jeffrey R. Beir
                                         --------------------------------------
                                         Jeffrey R. Beir
                                         President and Chief Executive Officer


Attest:

/s/Robert L. Lentz
------------------------------
Robert L. Lentz
Senior Vice President of Finance and Chief Financial Officer